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                                                                   EXHIBIT 23.6



PERSONAL AND CONFIDENTIAL
-------------------------

April 28, 1997

Board of Directors
Great Western Financial Corporation
9200 Oakdale Avenue
Chatsworth, California 91311

Re:  Amendment No. 1 to the Registration Statement on Form S-4 of
     Washington Mutual, Inc. dated April 28, 1997, including the
     Joint Proxy Statement/Prospectus of Washington Mutual, Inc. and Great Western Financial Corporation

Gentlemen and Madames:

Reference is made to our opinion letter dated March 25, 1997 with respect to the fairness to the holders of the outstanding shares of Common Stock, par value $1.00 per share (the "Shares"), of Great Western Financial Corporation (the "Company") of the exchange ratio of 0.9 shares of Common Stock, no par value, of Washington Mutual, Inc. to be received for each Share pursuant to the merger contemplated by the Agreement and Plan of Merger dated as of March 5, 1997 by and among Washington Mutual, Inc., New American Capital, Inc. and the Company.

The foregoing opinion letter is for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "SUMMARY - The Merger - Opinions of Financial Advisors," THE MERGER - Background of the Merger," "THE MERGER - Reasons for the Merger; Recommendations of the Boards of Directors" and "THE MERGER - Opinions of Financial Advisors" and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,